Exhibit 10.1
SEPARATION AND RELEASE AGREEMENT
This Separation and Release Agreement (the “Agreement”) is entered into by and among James River Group Holdings, Ltd. (the “Parent Company”), its subsidiary James River Group, Inc. (“JRGI”) and Robert P. Myron (“Employee”) (JRGI, the Parent Company and Employee will be collectively referred to hereinafter as the “Parties”).
WHEREAS, Employee is employed by each of the Parent Company and JRGI (together, the “Company”) as its President and Chief Operating Officer pursuant to an employment agreement dated as of August 5, 2019 (the “Employment Agreement”);
WHEREAS, the Company and Employee have mutually agreed that the employment of Employee by Parent Company and JRGI, and Employee’s position as an officer of Parent Company and JRGI, will end on July 31, 2021 (the “Separation Date”) as a result of Employee’s request to retire for health reasons related to the lingering effects of Lyme Disease on that date, and the Company’s decision to grant that request; and Employee will provide transition services to the Parent Company and JRGI solely as an independent contractor/consultant from August 1, 2021 through to December 31, 2021;
WHEREAS, the Parties seek to fully and finally settle all existing claims, whether or not now known, arising out of Employee’s employment and termination of employment on the terms set forth herein;
NOW THEREFORE, the Parties mutually understand and agree as follows:
1.Termination of Employment. Employee’s retirement will be effective, the employment of Employee by Parent Company and JRGI will end, and Employee shall cease to be an officer of Parent Company and JRGI, on the Separation Date.
2.Bonus for 2021. Employee shall not be entitled to a bonus, pro-rata or otherwise, for 2021.
3.Payments for Tax Preparation Services. Subject to the Company’s timely receipt of this Agreement executed by Employee and Employee’s not exercising his right of revocation of this Agreement (as described below): (a) Employee may, at the Company’s expense, use the Company’s retained tax advisory service provider for the preparation of Employee’s tax returns for 2021; and (b) in the event that Employee receives a tax equalization true-up payment from the Company in 2022, the Company shall reimburse Employee for up to $7,500 in tax preparation fees for the cost of tax preparation services retained by Employee related to the 2022 tax year, which will be reimbursed no later than the end of the calendar year following the calendar year in which the expense was incurred (collectively, the Company’s payments for the costs of tax preparation services for the 2021 and 2022 tax years, the “Tax Preparation Payments”). Reimbursement for the cost of tax preparation services will only apply to costs incurred in the calendar year following the 2022 tax year; no amounts reimbursable for one tax year may affect amounts payable for any other tax year or otherwise; and no other amount will be available in lieu of these reimbursement rights.

4.Consulting Services. Subject to the Company’s timely receipt of this Agreement executed by Employee and Employee’s not exercising his right of revocation of this Agreement (as described below), Employee will provide consulting services remotely as an independent contractor, not as an employee, to the Parent Company and JRGI (“Consulting Services”), as requested by the Chief Executive Officer of the Parent Company and of JRGI (“CEO”), up to a maximum of twenty (20) hours per month, for the period of August 1, 2021 through to December 31, 2021, and will be paid $29,167 per month for such services (the “Consulting Payments”), which will be paid no later than ten (10) days after the end of each applicable calendar month. Consulting Services may include assisting in the transition of Employee’s duties to one or more other employees of the Company. Employee shall control the detail, manner and method of performing the Consulting Services, provided that Employee responds within a reasonable time to requests by the CEO.
5.Joint Obligations. Both the Parent Company and JRGI are jointly liable for all payment obligations of the Company pursuant to this Agreement, and JRGI may satisfy all such payment obligations.
6.Forfeiture of Unvested RSUs. Pursuant to the terms of Restricted Share Unit Award Agreements between Employee and the Parent Company, all Restricted Share Unit Awards that remain unvested as of the Separation Date (“Unvested RSUs”) shall be forfeited and cancelled without payment on the Separation Date.
7.Consideration. Employee acknowledge that (a) the release of claims by the Company set forth in Section 11 of this Agreement (the “Company Release”), the Tax Preparation Payments and the Consulting Payments exceed that to which Employee would otherwise be entitled upon retirement from employment under any contract between Employee and the Company or the normal operation of the Company’s benefit plans, policies, and/or practices; and (b) the Company Release, the Tax Preparation Payments, and the Consulting Payments are adequate consideration for Employee’s promises set forth in this Agreement, including the release of claims by Employee set forth in Section 8 of this Agreement. Irrespective of whether Employee signs this Agreement, Employee will retain any rights Employee may otherwise have to medical, dental, and vision benefits continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended, or other applicable law (which rights will be explained in greater detail in a separate notice provided to Employee), and will be paid all compensation and benefits earned through the Separation Date, as follows:
(a)    accrued but yet unpaid base salary earned through the Separation Date will be paid no later than ten (10) days after the Separation Date;
(b)    any unused vacation accrued through the Separation Date will be paid no later than ten (10) days after the Separation Date;
(c)    reasonable business expenses incurred, but not paid prior to, the Separation Date will be reimbursed in accordance with Section 2(e) of the Employment Agreement within forty-five (45) days after the Separation Date; and
(d)    any accrued but unpaid Tax Equalization Payments described in Section 2(c)(ii) of the Employment Agreement will be paid at the times described in Section 2(c)(ii) of the Employment Agreement.

8.Waiver and Release of the Company. For valuable consideration from the Company, receipt of which is hereby acknowledged, Employee waives, releases, and forever discharges the Company and its current and former parents, subsidiaries, divisions, affiliates, shareholders, officers, directors, attorneys, agents, employees, successors, and assigns (collectively referred to as the “Company Releasees”) from any and all rights, causes of action, claims or demands, whether express or implied, known or unknown, that arise on or before the date that Employee executes this Agreement, which Employee has or may have against the Company and/or the Company Releasees, including, but not limited to, any rights, causes of action, claims, or demands relating to or arising out of the following:
(a)    anti-discrimination, anti-harassment, and anti-retaliation laws, such as the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, and Executive Order 11141, which prohibit employment discrimination based on age; Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866 (42 U.S.C. § 1981), the Equal Pay Act, and Executive Order 11246, which prohibit discrimination based on race, color, national origin, religion, or sex; the Genetic Information Nondiscrimination Act, which prohibits discrimination on the basis of genetic information; the Americans With Disabilities Act and Sections 503 and 504 of the Rehabilitation Act of 1973, which prohibit discrimination based on disability; and the laws of North Carolina and Bermuda that prohibit employment discrimination or wage discrimination;
(b)    other employment laws, such as the United States Worker Adjustment and Retraining Notification Acts, which requires that advance notice be given of certain workforce reductions; the Employee Retirement Income Security Act of 1974, which, among other things, protects employee benefits; the Family and Medical Leave Act, which requires employers to provide leaves of absence under certain circumstances; the laws of North Carolina and Bermuda which regulate wage and hour matters, including all forms of compensation, vacation pay, sick pay, compensatory time, overtime, commissions, bonuses, and meal and break periods; state family, medical, and military leave laws, which require employers to provide leaves of absence under certain circumstances; the Sarbanes Oxley Act of 2002; and any other federal, state, or local laws relating to employment;
(c)    tort, contract, and quasi-contract claims, such as claims with respect to unvested equity awards or claims for breach of the Employment Agreement, wrongful discharge, physical or personal injury, intentional or negligent infliction of emotional distress, fraud, fraud in the inducement, negligent misrepresentation, defamation, invasion of privacy, interference with contract or with prospective economic advantage, breach of implied contract, unjust enrichment, promissory estoppel, breach of covenants of good faith and fair dealing, negligent hiring, negligent supervision, negligent retention, and similar or related claims; and
(d)    all remedies of any type, including, but not limited to, damages and injunctive relief, in any action that may be brought on Employee’s behalf against the Company and/or the Company Releasees by any government agency or other entity or person, related to the claims released by this Section 8.
Employee understands that Employee is releasing claims about which Employee may not know anything at the time Employee executes this Agreement. Employee acknowledges that it is

Employee’s intent to release such unknown claims, even though Employee recognizes that someday Employee might learn new facts relating to Employee’s employment or learn that some or all of the facts Employee currently believes to be true are untrue, and even though Employee might then regret having signed this Agreement. Nevertheless, Employee acknowledges Employee’s awareness of that risk and agrees that this Agreement shall remain effective in all respects in any such case. Employee expressly waives all rights Employee might have under any laws intended to protect Employee from waiving unknown claims.
9.Excluded Employee Claims. Notwithstanding anything to the contrary in this Agreement, the waiver and release contained in Section 7 of this Agreement shall exclude any rights or claims (a) that may arise after the date on which Employee executes this Agreement; (b) that cannot be released under applicable law (such as worker’s compensation and unemployment compensation claims); (c) for indemnification whether pursuant to law, the Company’s bylaws, any contractual indemnification agreement, or for coverage under any director’s and officer’s insurance policy maintained by the Company; (d) for protection under any other insurance policy maintained by the Company, including without limitation, any general liability or EPLI policy; (e) in Employee’s capacity as a shareholder of the Company; and/or (f) to assert any defenses, including affirmative defenses, against any allegations, causes of action, and/or claims of any nature that may be brought against Employee. In addition, the Parties agree that this Agreement shall not adversely affect, alter, or extinguish any vested right that Employee may have with respect to any pension or other retirement benefits to which Employee is or will be entitled by virtue of Employee’s employment with the Company, and nothing in this Agreement shall prohibit Employee from enforcing such rights. Moreover, nothing in this Agreement extinguishes any claims Employee may have against the Company for breach of this Agreement, prevents or precludes Employee from challenging in good faith the validity of this Agreement, nor imposes any conditions precedent, penalties, or costs for doing so, unless specifically authorized by applicable law.
10.No Other Claims. Except to the extent previously disclosed by Employee in writing to the Company, Employee represents and warrants that Employee has (a) filed no claims, lawsuits, charges, grievances, or causes of action of any kind against the Company and/or the Company Releasees and, to the best of Employee’s knowledge, Employee possesses no claims (including Fair Labor Standards Act (“FLSA”) and worker’s compensation claims); (b) except as otherwise expressly provided under this Agreement, received any and all compensation (including overtime compensation), meal periods, and rest periods to which Employee may have been entitled, and Employee is not currently aware of any facts or circumstances constituting a violation by the Company and/or the Company Releasees of the FLSA or other applicable wage, hour, meal period, and/or rest period laws; and (c) not suffered any work-related injury or illness within the twelve (12) months preceding Employee’s execution of this Agreement that would give rise to a worker’s compensation claim against the Company and/or the Company Releasees by Employee.
11.Waiver and Release by the Company. For valuable consideration from Employee, the receipt of which is hereby acknowledged, the Parent Company (for itself and its current and former parents, subsidiaries, divisions, affiliates, successors, assigns, and anyone else claiming by or through it) waives, releases, and forever discharges Employee and his heirs, personal representatives, successors, attorneys, agents and representatives (“Employee Releasees”) from any and all rights, causes of action, claims or demands, whether express or implied, known or unknown, that arise on or before the date that Parent Company executes this Agreement, which Parent Company has or may have against Employee or the Employee Releasees. For valuable consideration from Employee, the receipt of which is hereby acknowledged, JRGI (for itself and its current and former parents, subsidiaries, divisions, affiliates, successors, assigns, and anyone else claiming by or through it) waives, releases, and forever discharges Employee and the Employee Releasees from any and all rights, causes of action, claims or demands, whether express or implied, known or unknown, that arise on or before the date that JRGI executes this Agreement, which JRGI has or may have against Employee or the Employee Releasees.
12.Excluded Company Claims. Notwithstanding anything to the contrary in this Agreement, the waiver and release contained in Section 11 of this Agreement shall exclude any rights or claims (a) that may arise after the dates, respectively, on which the Parent Company and JRGI execute this Agreement; (b) that cannot be released under applicable law; (c) for repayment of incentive compensation that is required by the Sarbanes Oxley Act and/or the Dodd Frank Act; or (d) that arises from any intentional misconduct or gross negligence of Employee that was not known to Board members (other than Employee) or any corporate officer (other than Employee) of the Parent Company on or before the date that the Parent Company executes this Agreement. With respect to clause 12(d), the Parent Company represents that its Board members (other than Employee) and corporate officers (other than Employee) are not currently aware of any intentional misconduct or gross negligence by Employee that would be a basis for a claim by the Company against Employee.
13.Wage Deduction Orders. Employee represents and warrants that Employee is not subject to any wage garnishment or deduction orders that would require payment to a third party of any portion of the Consulting Payments. Any exceptions to the representation and warranty contained in this Section must be described in writing and attached to the executed copy of this Agreement that Employee submits to the Company. Such disclosure shall not disqualify Employee from receiving Consulting Payments; provided, however, that the amount of such payments may be reduced in accordance with any such wage garnishment or deduction order as required by applicable law.
14.Duty to Cooperate. Employee acknowledges and agrees that Employee’s obligations to assist the Company in pending or threatened litigation and any other administrative and regulatory proceedings, which currently exist or which may arise in the future, are governed by Section 18 of the Employment Agreement, which shall remain in full force and effect after the Separation Date, provided, however, the last sentence of Section 18 is hereby amended to read as follows: “Notwithstanding anything to the contrary, in the event the Company requests cooperation from Executive after December 31, 2021, Executive shall not be required to devote more than 40 hours of his time per year with respect to this Section 18, except that such 40 hour cap shall not include or apply to any time spent testifying at a deposition or at trial, or spent testifying before or being interviewed by any administrative or regulatory agency.”
15.Non-Disparagement. Employee will refrain from making any statement that in any way defames, maligns, or disparages the Parent Company, its direct or indirect subsidiaries, any current member of the Board, any Executive Officer named in Schedule 1 attached to this Agreement (“Executive Officer”) or any other member of the Senior Management Team named in Schedule 1 (those entities and individuals collectively, the “Protected Persons”), which statement has or is reasonably expected to have a negative or adverse impact on their business or reputation of any of the Protected Persons. Employee will not provide information or issue statements regarding the Protected Persons, or take any other action, that would cause any of the Protected Persons embarrassment or humiliation or otherwise cause or contribute to their being held in disrepute. The Company agrees that: (a) the current members of the Board (during the period such individuals serve in that position) and the Executive Officers (during the period they are employed by the Company) will not make any statement that in any way defames, maligns, or disparages Employee, which statement has or is reasonably expected to have a negative or adverse impact on the business or reputation of Employee, or take any other action that would cause Employee embarrassment or humiliation or otherwise cause or contribute to Employee being held in disrepute; (b) the Board or the Company, as applicable, will instruct the members of the Board, the Executive Officers and the other members of the Senior Management Team named in Schedule 1 not to make any statement that in any way defames, maligns, or disparages Employee, which statement has or is reasonably expected to have a negative or adverse impact on the business or reputation of Employee, and not to provide information or issue statements regarding Employee, or take any other action, that would cause Employee embarrassment or humiliation or otherwise cause or contribute to Employee being held in disrepute, and upon notice in the event of any such disparagement by any such agent of the Company, the Company shall direct such agent to cease any such disparagement immediately; and (c) the Company will not authorize the officers, employees and agents of the Parent Company and its direct and indirect subsidiaries to make any statement that in any way defames, maligns, or disparages Employee, which statement has or is reasonably expected to have a negative or adverse impact on the business or reputation of Employee, or to provide information or to issue statements regarding Employee, or take any other action, that would cause Employee embarrassment or humiliation or otherwise cause or contribute to Employee being held in disrepute. Nothing in this Agreement shall be deemed to preclude Employee, or the Parent Company, its direct and indirect subsidiaries, or the members of the boards of directors, officers, managers, employees, or agents of the Parent Company and its direct and indirect subsidiaries, from providing truthful testimony or statements in a legal or arbitration proceeding or pursuant to subpoena, court order, or similar legal process; from providing truthful information to government or regulatory agencies; or from internally reporting violations of applicable laws or Company policies to Company officers or the Board.
16.Non-Admission of Liability. The Parties agree that nothing contained in this Agreement is to be construed as an admission of liability, fault, or improper action on the part of either of the Parties.
17.Return of Company Property. Employee represents and warrants that, by the date Employee concludes the Consulting Services, Employee will return all property belonging to the Company, including, but not limited to, all keys, access cards, office equipment, computers, cellular telephones, notebooks, documents, records, files, written materials, electronically stored information, credit cards bearing the Company’s name, and other Company property (originals or copies in whatever form) in Employee’s possession or under Employee’s control, with the exception of this Agreement, the Employment Agreement, compensation and benefits-related documents concerning Employee, and documents Employee has received in his capacity as a shareholder of the Parent Company.
18.Consultation with Legal Counsel. The Company hereby advises Employee to consult with an attorney prior to signing this Agreement.

19.Review and Revocation Periods. Employee acknowledges that Employee has been given at least twenty-one (21) days to consider this Agreement from the date that it was first given to Employee on July 1, 2021. Employee must sign and return this Agreement no later than August 9, 2021, and may not sign this Agreement prior to August 1, 2021; any execution of this Agreement before August 1, 2021 shall be null and void. Employee agrees that changes in the terms of this Agreement, whether material or immaterial, do not restart the running of the twenty-one (21)-day consideration period. Employee shall have seven (7) days from the date that Employee executes the Agreement to revoke Employee’s acceptance of the Agreement by delivering written notice of revocation by email within the seven (7)-day period to the following Company contact:
James River Group, Inc.
Raleigh, North Carolina
Attn: Sarah C. Doran, Chief Financial Officer
Sarah.Doran@james-river-group.com
If Employee does not revoke acceptance, this Agreement will become effective and irrevocable by Employee on the eighth day after Employee has executed it (the “Effective Date”).
20.Choice of Law. This Agreement shall be construed and administered in accordance with the laws of North Carolina, without regard to the principles of conflicts of law which might otherwise apply, except that Section 17 of the Employment Agreement, as incorporated herein, shall be governed by the Federal Arbitration Act, to the extent applicable, and North Carolina law to the extent that the Federal Arbitration Act does not apply.
21.Severability. Should any provision of this Agreement or the provisions of the Employment Agreement incorporated in this Agreement be held to be illegal, void or unenforceable, such provision shall be of no force and effect. However, the illegality or unenforceability of any such provision shall have no effect upon, and shall not impair the enforceability of, any other provision of this Agreement.
22.Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. A copy of an executed counterpart that is delivered electronically as a PDF attachment to an email or by facsimile shall be deemed to be an original signed counterpart.
23.Binding Effect. This Agreement shall be binding upon and inure to the benefit of Employee, the Company, and the Company Releasees, and their respective representatives, predecessors, heirs, successors, and assigns, provided, however, this Agreement may not be assigned by Employee, and any assignment by Employee shall be null and void.
24.Entire Agreement. This Agreement contains the complete understanding between the Parties as to the subject matter contained herein, and no other promises or agreements shall be binding unless signed by both an authorized representative of the Company and Employee. In signing this Agreement, the Parties are not relying on any fact, statement, or assumption not set forth in this Agreement. Except as expressly provided for in this Agreement or required by applicable law, the obligations of the Company set forth in Section 1 through Section 3 and Section 7 of the Employment Agreement shall cease on the Separation Date. Notwithstanding the foregoing, Employee understands and agrees that Section 4 (Confidential Information and Privileged Information), Section 5 (Non-Competition), Section 8 (409A Compliance), Section 9

(Uniqueness of Services; Acknowledgments), Section 10 (Further Acknowledgments), Section 11 (Notices), Section 14 (Partial Invalidity), Section 15 (Governing Law), Section 16 (Assignability), Section 17 (Dispute Resolution), and Section 18 (Cooperation), as modified by this Agreement of the Employment Agreement shall remain in full force and effect after the Separation Date, are not superseded by this Agreement, and are incorporated herein by reference. Notwithstanding the foregoing, the Company understands and agrees that the Director and Officer Indemnification Agreement between the Parent Company and Employee dated as of November 18, 2014, shall remain in full force and effect after the Separation Date, and is not superseded by this Agreement.
25.Arbitration. Any dispute arising under, enforcing, or challenging the validity of this Agreement is subject to Section 17 (Dispute Resolution) of the Employment Agreement, as incorporated herein, provided that, notwithstanding any provision of Section 17 (Dispute Resolution) of the Employment Agreement to the contrary, (a) the parties agree that any arbitration with respect to a dispute under this Agreement or the Employment Agreement will occur exclusively in the city of Raleigh, North Carolina; (b) any action to compel arbitration under this Agreement or the Employment Agreement or otherwise relating to this Agreement or the Employment Agreement will be brought exclusively in a state or federal court located in Raleigh, North Carolina, except that if a federal court has jurisdiction over the subject matter thereof, then such action shall be brought in federal court; and (c) the Company and Employees each waive any right to conduct an arbitration or to commence or maintain a court proceeding in Bermuda.
26.Representation and Warranty of Understanding. By signing below, Employee represents and warrants that Employee: (a) has carefully read and understands the terms of this Agreement; (b) is entering into the Agreement knowingly, voluntarily and of Employee’s own free will; (c) understands its terms and significance and intends to abide by its provisions without exception; (d) has not made any false statements or representations in connection with this Agreement; and (e) has not transferred or assigned to any person or entity not a party to this Agreement any claim or right released hereunder, and Employee agrees to indemnify the Company and hold it harmless against any claim (including claims for attorney’s fees or costs actually incurred, regardless of whether litigation has commenced) based on or arising out of any alleged assignment or transfer of a claim by Employee.

By: /s/ Robert P. Myron
Name: Robert P. Myron

Dated: August 2, 2021

JAMES RIVER GROUP HOLDINGS, LTD.

By: /s/ Frank D'Orazio
Name: Frank D'Orazio
Title: Chief Executive Officer

Dated: August 2, 2021

JAMES RIVER GROUP, INC.

By: /s/ Sarah C. Doran
Name: Sarah C. Doran
Title: Chief Financial Officer

Dated: August 2, 2021

Schedule 1